EXHIBIT 99.1

AMERICAN PACIFIC CORPORATION

Contact: David N. Keys – (702) 735-2200 ext. 166
E-mail: Investor@apfc.com Website: www. apfc.com

AMERICAN PACIFIC DECLARES CASH DIVIDEND AND
REPORTS FOURTH QUARTER AND YEAR-END RESULTS

LAS VEGAS, NEVADA, December 18, 2003 -- American Pacific Corporation (NASDAQ: APFC) today reported that its Board of Directors had declared the Company’s first ever cash dividend, and reported financial results for its fiscal 2003 fourth quarter and the year ended September 30, 2003.

Cash Dividend.  As previously reported, in January 2003, the Company’s Board of Directors approved a Dividend and Stock Repurchase Program (the “Program”).  The Program is designed to allocate a portion of the Company’s annual free cash flows (as calculated) for the purposes of paying cash dividends and repurchasing the Company’s Common Stock.  The amount available for these purposes each fiscal year will equal 25% of the Company’s annual cash flows from operating activities less annual capital expenditures, plus the amount of cash received from the issuance of Common Stock resulting from the exercise of stock options.  The Company will subtract the total amount spent on the repurchase of Common Stock (if any) during the fiscal year from the total amount otherwise available under the Program, and pay the resultant amount as an annual cash dividend to its common shareholders.

In accordance with the provisions of the Program, the Company is pleased to report that on December 18, 2003, the Company’s Board of Directors declared a cash dividend of $0.42 per share payable on January 9, 2004, to shareholders of record on December 29, 2003.

Operating Activities.  The Company reported a decrease in sales of $1.5 million, or 6%, in the fourth quarter compared to last year’s fourth quarter.  Sales were $20.4 million in the fourth quarter compared to sales of $21.9 million during the same quarter in fiscal 2002.  Net income was $3.9 million, or $0.53 diluted per share, compared to $4.1 million, or $0.55 diluted per share during the fourth quarter of fiscal 2002.

For the fiscal year, sales decreased $4.7 million, or 7%, to $68.9 million from $73.6 million in 2002.  Net income was $9.4 million, or $1.27 diluted per share, compared to $8.6 million, or $1.18 diluted per share last year.

Sales of the Company’s specialty chemicals decreased approximately $4.6 million in fiscal 2003 compared to fiscal 2002.  The decrease in specialty chemicals sales resulted principally from a decrease in shipments of sodium azide (see below) and Halotron®.

As previously reported, the Company was not instructed to curtail production associated with the Space Shuttle program after the Columbia disaster.  The Company continued to produce and deliver its top grade of ammonium perchlorate (“Grade I AP”) in accordance with its fiscal 2003 purchase order and, as

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Exhibit 99.1 Page 1

a result, inventory levels of Grade I AP increased throughout the year.  Assuming the Space Shuttle returns to flight in the fall of 2004, and achieves annual flight levels of between 4 and 5, the Company is currently estimating that its annual sales volumes of Grade I AP will range between 10.0 and 13.0 million pounds over at least the next three years, as compared to 15.5 to 16.5 million over the last three years.  The Company’s revenues, operating income and cash flows from operating activities will be significantly less at these lower volume levels.  In addition, demand for Grade I AP is program specific and dependent upon, among other things, governmental appropriations.  We have no ability to influence the demand for Grade I AP.  Any decision to further delay, reduce or cancel Space Shuttle flights over an extended period of time would have a significant adverse effect on the Company’s results of operations and financial condition.

Sales of sodium azide declined approximately 54% in fiscal 2003 compared to last year.  Worldwide demand for sodium azide is substantially less than worldwide supply.  Based principally upon market information received from airbag inflator manufacturers, the Company expects sodium azide use to continue to decline and that inflators using sodium azide will be phased out over some period of time.

Sales of the Company’s environmental protection equipment products increased $2.1 million to $2.8 million in fiscal 2003, from $0.7 million in fiscal 2002.

Real estate sales were $4.8 million this year compared to $7.1 million last year.  Real estate sales will cease in the near future.  The Company has only one remaining parcel available for sale that is subject to an option with a purchase price of approximately $2.4 million.  The option expires in December 2004.

Operating expenses increased $0.7 million, or 5%, in fiscal 2003 to $14.5 million, from $13.8 million in fiscal 2002.  The increase was primarily due to increased insurance costs and costs associated with the issue of perchlorate chemicals found in Lake Mead.  These increases were partially offset by decreased spending on corporate development activities.

Net interest and other expense (income) decreased to $1.5 million in fiscal 2003 from $3.2 million in fiscal 2002.  The decrease was principally due to the redemption of the Company’s senior unsecured notes (the “Notes).  This decrease was partially offset by our equity in the loss of the Company’s joint venture entity, Energetic Systems Inc., LLC.

Cash flows provided by operating activities were $17.7 million and $17.1 million during the fiscal years ended September 30, 2003 and 2002, respectively.  As discussed above, the Company expects its cash flows from operating activities to be substantially less in fiscal 2004 as compared to fiscal 2003.

Financing and Investing Activities.  On March 1, 2003 the Company redeemed all of its outstanding Notes.  The redemption was at a price of 102.313% of the principal amount of the Notes, plus accrued interest to the date of redemption, aggregating $43.4 million.  The Company recognized a loss on the redemption of $1.5 million, including a non-cash charge of $0.6 million to write-off remaining debt issue costs.

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Exhibit 99.1 Page 2

During the year ended September 30, 2003, the Company repurchased $1.7 million if its Common Stock.  In the future the Company will repurchase its Common Stock and/or pay cash dividends in accordance with its Program.

Risk Factors/Forward Looking Statements

Except for the historical information contained herein, this News Release may contain Forward Looking Statements that are subject to risks and uncertainties, including the status of the Space Shuttle program; low or declining demand and/or downward pricing pressures for the Company’s products; governmental budget constraints and/or decreases affecting the U.S. Department of Defense or NASA which would cause a decrease in demand for Grade I AP; technological advances or new competitive products causing a reduction or elimination of demand for the Company’s products; success or failure of government programs or governmental customers; the Company’s ability to profitably integrate, manage and operate new businesses and/or investments competitively and cost effectively; the Company’s continued ability to generate cash flows sufficient to support its Dividend and Stock Repurchase Program; and the litigation and contingencies (including the costs and effects thereof), as well as other risks detailed from time to time in the Company’s SEC reports, including the most recent Form 10-K and 10-Q Reports (which are incorporated herein by reference).  In addition, the operating results and cash flows for the three-month and twelve-month periods ended September 30, 2003, are not necessarily indicative of the results that will be achieved for future periods (see above).

          American Pacific Corporation is a specialty chemical company that produces products used primarily in space flight and defense systems, automotive airbag safety systems, fire extinguishment systems and energetic materials.  The Company also designs and manufactures environmental protection products and has been involved in real estate development, although these real estate activities are winding down.

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Exhibit 99.1 Page 3

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Statements of Income
For the Fiscal Years ended September 30,

	2003	2002	2001

SALES AND OPERATING REVENUES	$68,866,000	$73,588,000	$63,089,000
COST OF SALES	37,349,000	43,529,000	38,186,000

GROSS PROFIT	31,517,000	30,059,000	24,903,000
OPERATING EXPENSES	14,480,000	13,776,000	10,050,000

OPERATING INCOME	17,037,000	16,283,000	14,853,000
NET INTEREST AND OTHER EXPENSE (INCOME)	1,544,000	3,235,000	2,590,000
LOSS ON DEBT EXTINGUISHMENTS	1,522,000	149,000

INCOME BEFORE INCOME TAXES	13,971,000	12,899,000	12,263,000
INCOME TAXES	4,611,000	4,257,000	4,537,000

NET INCOME	$9,360,000	$8,642,000	$7,726,000

BASIC NET INCOME PER SHARE	$1.29	$1.21	$1.10

AVERAGE SHARES OUTSTANDING	7,253,000	7,145,000	7,034,000

DILUTED NET INCOME PER SHARE	$1.27	$1.18	$1.10

DILUTED SHARES	7,353,000	7,335,000	7,052,000

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Exhibit 99.1 Page 4

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Balance Sheets
For the Fiscal Years ended September 30,

	2003	2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27,140,000	$65,826,000
Accounts and notes receivable	8,951,000	6,787,000
Related party notes and accrued interest receivable	321,000	380,000
Inventories	13,613,000	13,989,000
Prepaid expenses and other assets	446,000	445,000
Deferred income taxes	79,000	435,000

Total Current Assets	50,550,000	87,862,000
PROPERTY, PLANT AND EQUIPMENT, NET	9,223,000	7,918,000
INTANGIBLE ASSETS, NET	17,579,000	21,297,000
INVESTMENT IN AND ADVANCES TO JOINT VENTURE	10,393,000
DEFERRED INCOME TAXES	10,228,000	9,693,000
OTHER ASSETS, NET	3,712,000	5,201,000

TOTAL ASSETS	$101,685,000	$131,971,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$7,951,000	$6,079,000

Total Current Liabilities	7,951,000	6,079,000
LONG-TERM DEBT		40,600,000
OTHER LONG-TERM LIABILITIES	5,331,000	5,482,000

TOTAL LIABILITIES	13,282,000	52,161,000

COMMITMENTS AND CONTINGENCIES
WARRANTS TO PURCHASE COMMON STOCK	3,569,000	3,569,000
SHAREHOLDERS’ EQUITY:
Common stock – $.10 par value, 20,000,000 shares authorized, issued – 8,995,041 shares in 2003 and 8,824,541 shares in 2002	898,000	881,000
Capital in excess of par value	83,554,000	82,249,000
Retained earnings	16,180,000	6,820,000
Treasury stock (1,752,212 shares in 2003, and 1,570,087 shares in 2002)	(14,230,000)	(12,483,000)
Accumulated other comprehensive loss	(1,568,000)	(1,226,000)

Total Shareholders’ Equity	84,834,000	76,241,000

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$101,685,000	$131,971,000

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Exhibit 99.1 Page 5

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Cash Flow Statements
For the Fiscal Years ended September 30,

	2003	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,360,000	$8,642,000	$7,726,000

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	5,794,000	6,384,000	6,303,000
Basis in development property sold	632,000	2,517,000	769,000
Equity in loss of joint venture	760,000
Loss on debt extinguishments	1,522,000	149,000
Stock options tax effects	170,000	269,000
Changes in assets and liabilities:
Accounts and notes receivable	(2,105,000)	(1,328,000)	4,166,000
Inventories	376,000	(81,000)	(3,033,000)
Prepaid expenses and other	193,000	(2,412,000)	(176,000)
Deferred income taxes	(179,000)	975,000	4,303,000
Accounts payable and other liabilities	1,197,000	1,992,000	(1,894,000)

Total adjustments	8,360,000	8,465,000	10,438,000

Net cash from operating activities	17,720,000	17,107,000	18,164,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,119,000)	(2,080,000)	(1,624,000)
Investment in and advances to joint ventures	(11,153,000)
Real estate equity returns		1,385,000	5,239,000

Net cash from investing activities	(14,272,000)	(695,000)	3,615,000

CASH FLOWS FROM FINANCING ACTIVITIES:
Debt related payments	(41,539,000)	(3,647,000)
Issuance of common stock	1,152,000	1,903,000	12,000
Treasury stock acquired	(1,747,000)	(313,000)	(448,000)

Net cash from financing activities	(42,134,000)	(2,057,000)	(436,000)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(38,686,000)	14,355,000	21,343,000
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	65,826,000	51,471,000	30,128,000

CASH AND CASH EQUIVALENTS, END OF YEAR	$27,140,000	$65,826,000	$51,471,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during year for interest	$1,875,000	$3,800,000	$4,100,000

Cash paid during year for income taxes	$4,400,000	$2,400,000	$200,000

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AMERICAN PACIFIC CORPORATION

Exhibit 99.1 – Page 6